Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Iron Dome Acquisition I Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Units	(1)	457(a)	23,000,000	$10.00	$230,000,000.00		$31,763.00
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units	(2)	457(a)	23,000,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units	(3)	457(a)	11,500,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units	(4)	457(a)	11,500,000	$11.50	$132,250,000.00		$18,263.73

Total Offering Amounts:							$362,250,000.00		50,026.73
Total Fees Previously Paid:									50,026.73
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Each unit consisting of one Class A ordinary share and one-half of one redeemable public warrant to purchase one Class A ordinary share.

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act.

Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

The registrant previously registered 23,000,000 units (including 3,000,000 units subject to the underwriter’s over-allotment option). The registrant has subsequently reduced the number of units being offered to 17,250,000 units (including 2,250,000 units subject to the underwriter’s over-allotment option).
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

No fee pursuant to Rule 457(g).
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to Rule 457(g).
(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions. The registrant previously registered 11,500,000 Class A ordinary shares underlying redeemable warrants.

The registrant has subsequently reduced the number of Class A ordinary shares underlying redeemable warrants being offered to 8,625,000 shares.